Exhibit 77Q(2) for Annual Form N-SAR - Period Ended 10-31-2006

First Trust Tax-Advantaged Preferred Income Fund

A late Form 3 was filed on behalf of Joseph McDermott for the First Trust Tax-Advantaged Preferred Income Fund on
November 15, 2006 due to an administrative error.  Joseph
McDermott became Chief Compliance Officer of First Trust
Advisors L.P., investment manager of the First Trust Tax-
Advantaged Preferred Income Fund, on July 10, 2006.